Exhibit 99.1

Impac Mortgage Holdings, Inc. Announces Year End 2009 Results

IRVINE, California. — Monday, March 15, 2010 — Impac Mortgage Holdings, Inc. (NYSE Amex: IMPM), a Maryland corporation, or the “Company,” reports earnings of $10.8 million (excluding preferred stock dividend of $7.4 million) during the year ended 2009, as compared to a loss of $44.7 million in 2008.

Also, in 2009, the Company completed a purchase of 4.4 million shares of its preferred stock.  As part of the purchase, which is considered a redemption for purposes of determining earnings per common share under GAAP, the Company paid $1.3 million plus the dividends referred to above.  Our diluted net earnings per common share before redemption during 2009 was $0.44 as compared with a loss of $7.34 during 2008.  The effect of the preferred stock redemption was significantly accretive to common shareholders as we purchased preferred stock with a carrying value of $106.1 million for $1.3 million resulting in a benefit to common shareholders of $104.8 million.  However, because of the special nature of the preferred stock redemption (which the Company considers an infrequently occurring item), management believes that earnings per common share excluding such transaction are more meaningful from an operations standpoint.

Market Conditions

The economy continued to contract during 2009 before showing modest signs of improvement toward the end of the year.  The current economic environment, considered the worst recession on record since the Great Depression, continues to adversely affect the credit performance of the Company’s long-term mortgage portfolio. The economy remains weak, as evidenced by many key economic indicators. Notably, the national unemployment rate increased to 10.1% in October 2009 before declining to 10.0% at the end of the fourth quarter and 9.7% at January 2010. Higher unemployment and weaker overall economic conditions have led to a significant increase in the number of loan defaults, while continued weak housing prices have driven a significant increase in loan loss severities. Activity in the housing sector increased, with new home construction picking up for the first time in three and a half years.  Home price appreciation, housing starts and home sales began to exhibit some modest signs of recovery during the second half of the year.  Inflation has remained low, and the Federal Reserve indicated that the federal funds rate would likely remain low for an “extended period,” reiterating its intent to continue to use a wide range of tools to promote economic recovery and maintain price stability.

Recent Business Developments

During 2009, the Company continued to implement steps to restructure its debt obligations and establish new lines of business in building an integrated mortgage services platform that provides solutions to the mortgage and real estate markets.

The Company continued to improve its liquidity by successfully restructuring its debt obligations in 2009 by both settling and exchanging several significant liabilities, including:

•                  The Company purchased and canceled $28.5 million in outstanding trust preferred securities for $4.3 million.  Additionally, the Company exchanged an aggregate of $51.3 million in trust preferred securities for junior subordinated notes with an aggregate principal balance of $62.0 million.  Under the terms of the exchange, the interest rate for each note was reduced from the original 8.01 percent to 2.00 percent through 2013 with increases of 1.00 percent per year through 2017, at which point they become variable at 3-month LIBOR plus 375 basis points.  Through December 31, 2009, the Company has successfully settled or restructured $87.8 million of the original $96.3 million in trust preferred securities issued, reducing its annual interest expense obligation from $7.8 million to approximately $2.0 million.

•                  The Company completed the aforementioned purchase of 4.4 million shares of its preferred stock, representing a liquidation value of $109.5 million, for $1.3 million plus $7.4 million in accumulated but unpaid dividends. In connection with the purchase, the Company eliminated its $14.9 million annual preferred dividend obligation.

•                  The Company entered into a settlement agreement (the Settlement Agreement) with its remaining reverse repurchase facility lender to settle its remaining restructured reverse repurchase line. The agreement retired this facility and removed any further exposure associated with the line or the loans that secured the line. Pursuant to the terms of the settlement agreement, the Company (i) settled the $140.0 million balance of the restructured reverse repurchase line by transferring the loans securing the line to the lender at their approximate carrying values, (ii) made a cash payment of $20.0 million and (iii) entered into a credit agreement (the Credit Agreement) with the lender for a $33.9 million term loan, which is to be paid over 18 months.

The Company also initiated various mortgage and real estate fee-based business activities, including loss mitigation, real estate disposition, monitoring and surveillance services, real estate brokerage and lending services and title and escrow services. The Company has been able to develop and enhance its service offerings in providing services to investors, servicers and individual borrowers primarily by focusing on loss mitigation and performance of our own long-term mortgage portfolio. These services have currently generated fees primarily from the Company’s long-term mortgage portfolio and to a lesser extent from the marketplace, but we intend to expand service offerings to the marketplace.  The development of these business activities focuses on vertical integration of a centralized platform which we believe we can operate synergistically to maximize their success.

Stockholders’ Equity

To understand the financial position of the Company better, we believe it is important to understand the composition of the Company’s stockholders’ equity (deficit) and to which component of the business it relates. At December 31, 2009, the equity (deficit) within our continuing and discontinued operations was comprised of the following significant assets and liabilities:

(dollars in thousands)

	Condensed Components of Stockholders’ Equity (Deficit)
	As of December 31, 2009
	Continuing	Discontinued
	Operations	Operations	Total
Cash	$25,678	$172	$25,850
Short-term investments	5,002	—	5,002
Residual interests in securitizations	22,977	—	22,977
Note payable	(31,060)	—	(31,060)
Long-term debt ($71,120 par)	(9,773)	—	(9,773)
Repurchase reserve	—	(10,967)	(10,967)
Lease liability (1)	—	(3,875)	(3,875)
Deferred charge	13,144	—	13,144
Net other assets (liabilities)	4,137	(2)	4,135
Stockholders’ equity (deficit)	$30,105	$(14,672)	$15,433

(1)  Guaranteed by IMH.

Continuing Operations

During 2009, the Company continued to fund its operations primarily from the cash flows generated from its long-term mortgage portfolio, which included mortgage and real estate services fees and cash flows from our residual interests in securitizations.

At December 31, 2009, cash within our continuing operations decreased to $25.7 million from $46.2 million at December 31, 2008.   The primary sources of cash between periods were cash flow of $30.4 million from residual interests in securitizations, $42.6 million fees generated from the mortgage and real estate fee-based business activities and income tax refunds of $15.8 million, including interest.  Offsetting the sources of cash were operating expenses totaling $55.6 million, a $5.0 million investment in highly liquid short-term investments and a $20.0 million cash payment related to the settlement of the former restructured financing.  The Company made $3.0 million in payments on the note payable associated with the settlement.  Additionally, the Company made $15.0 million in payments on the restructured financing prior to the settlement in October 2009.  During the year, the Company repurchased preferred stock for $1.3 million and paid $7.4 million in accumulated but unpaid preferred stock dividends.  Additionally, the Company paid $4.3 million to purchase and cancel $28.5 million in trust preferred securities.

Since our consolidated and unconsolidated securitization trusts are nonrecourse, we have netted trust assets and liabilities to present the Company’s interest in these trusts more simply, which are considered our residual interests in securitizations. For unconsolidated securitizations our residual interests represent the fair value of investment securities available-for-sale.  For consolidated securitizations, our residual interests are represented by the fair value of securitized mortgage collateral and real estate owned, offset by the fair value of securitized mortgage borrowings and net derivative liabilities.  We receive cash flows from our residual interests in securitizations to the extent they are available after required distributions to bondholders and maintaining overcollateralization levels within the trusts.  The estimated fair value of the residual interests, represented by the difference in the fair value of trust assets and trust liabilities, was $23.0 million at December 31, 2009, compared to $28.0 million at December 31, 2008.

Discontinued Operations

The Company’s most significant liabilities in discontinued liabilities at December 31, 2009 relate to its repurchase reserve and a lease liability associated with the former non-conforming mortgage operations.

The repurchase reserve is an estimate of losses from expected repurchases, and is based, in part, on the recent settlement of claims.  At December 31, 2009, the repurchase reserve was $11.0 million.

At December 31, 2009, the Company had a liability of $3.9 million included within discontinued operations, representing the present value of the minimum lease payments over the remaining life of the lease, offset by the expected proceeds from sublet revenue related to this office space.

Results of Operations

Condensed Statement of Operations Data

(dollars, except per-share amounts, in thousands)

	For the year ended December 31,
			Increase	%
	2009	2008	(Decrease)	Change
Interest income	$1,780,923	$1,476,972	$303,951	21%
Interest expense	1,771,143	1,463,239	307,904	21
Net interest income	9,780	13,733	(3,953)	(29)
Total non-interest income	56,392	42,444	13,948	33
Total non-interest expense	(55,633)	(29,138)	(26,495)	(91)
Income tax expense	(2,017)	(22,270)	20,253	91
Net earnings from continuing operations	8,522	4,769	3,753	79
Earnings (loss) from discontinued operations, net	2,315	(49,492)	51,807	105
Net earnings (loss)	$10,837	$(44,723)	$55,560	124

Earnings (loss) per share available to common stockholders - basic and diluted (1)	$0.44	$(7.34)	$7.78	106%

(1)          The difference between the carrying value of the tendered preferred stock ($106.1 million) and the amount paid for the shares ($1.3 million) was $104.8 million.  Including preferred stock dividends and the redemption, during 2009 total basic and diluted earnings per share available to common stockholders were $14.18 and $13.97, respectively.

Mortgage and real estate services

During 2009, the Company has established the following business activities:

•                  Loss Mitigation—The Company has established loss mitigation operations to provide outsourced services including loan modification and short sale services to investors and institutions with distressed and delinquent residential and multifamily mortgage portfolios. In addition, we provide modification solutions to individual borrowers by interacting with loan servicers on behalf of the borrowers to assist them in lowering the monthly mortgage payments to an affordable level allowing them to remain in their homes.  The Company receives fees paid by the borrower for loan modification services performed for the borrower.

•                  Real Estate Solutions—The Company has established real estate solutions operations to provide real estate owned (REO) surveillance services to servicers and portfolio managers to assist them in maximizing loss mitigation performance in managing distressed mortgage portfolios and foreclosed real estate assets, along with disposition of such assets. In addition, we perform default surveillance and monitoring services for residential and multifamily mortgage portfolios for investors and servicers to assist them with overall portfolio performance.

•                  Real Estate Brokerage—The Company has established real estate brokerage operations which primarily serves the southern California area. The primary business of the real estate brokerage business is the listing and selling of REO and pre-foreclosure properties associated with short sales.

•                  Mortgage Lending Operations—The Company has established mortgage lending operations as it seeks to re-enter the mortgage lending industry.  The mortgage lending activities include earning fees for brokering loans to third-party lenders since 2008 and originating loans through our mortgage banking platform under the “Impac” brand name. Although we originated only a minimal amount of loans in 2009, we expect to increase our loan originations in 2010 through retail channels, real estate broker channels and captive financing from the Company’s portfolio of transactions, focusing on originating only loans that are eligible for sale to HUD and other government-sponsored enterprises.

•                  Title and Escrow—During the fourth quarter of 2009, the Company received California Department of Insurance approval for our acquisition of a title insurance agency and escrow operations. Upon the approval, the Company acquired the operations effective December 31, 2009.  The title insurance company services California and selected national markets to provide title insurance, escrow and settlement services to residential mortgage lenders, real estate agents, asset managers and REO companies in the residential market sector of the real estate industry. We deliver services through a proprietary integrated technology platform.

During the fourth quarter of 2009, the Company received California Department of Insurance approval for our acquisition of a title insurance agency and its escrow operations. Upon the approval, the Company acquired the operations effective December 31, 2009.  The title insurance company services California and selected national markets and is integrated into the Company’s services platform providing solutions to the mortgage and real estate markets.

For the year ended December 31, 2009, mortgage and real estate services fees were $42.6 million, primarily comprised of $17.5 million in loan modification fees, $13.6 million in monitoring and surveillance fees, $7.1 million in servicing income, and $4.4 million in title and escrow fees.  Also, the $26.5 million increase in non-interest expense was primarily attributable to increases in personnel and related costs associated with the initiation of our new mortgage and real estate fee-based business activities.  Although the Company intends to attempt to generate more fees by providing these services to third parties in the marketplace in the near future, the revenues from these business activities have primarily been generated from the Company’s long-term mortgage portfolio which is declining from principal repayments and liquidation of defaulted loans.   Furthermore, since these business activities are newly established, there remains uncertainty about their future success.

Year End 2009 Earnings Conference Call

The Company has announced a conference call and live web cast on Tuesday, March 16,  2010 at 9:00 a.m. Pacific Time (12:00 p.m. Eastern Time). We will discuss our year end 2009 financial results, followed by a question and answer session. If you would like to participate in the conference call, you may listen by dialing (866) 838-8084, conference ID number 60667477, or access the web cast via our web site at http://www.impaccompanies.com. To participate in the conference call, dial in fifteen minutes prior to the scheduled start time. The call will also be archived through March 23, 2010.  To listen to the archived call dial (800) 642-1687 or (706) 645-9291, conference call ID 60667477. The conference call will also be archived on the Company’s web site at www.impaccompanies.com and can be accessed by linking to Investor Relations / Stockholder Relations / Presentations. You can subscribe to receive instant notification of conference calls, new releases and the monthly unaudited fact sheet by using our e-mail alert feature located at the web site under Stockholder Relations/ Contact Us/Email Alerts.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements, some of which are based on various assumptions and events that are beyond our control, may be identified by reference to a future period or periods or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “likely,” “should,” “could,” “seem to,” “anticipate,” or similar terms or variations on those terms or the negative of those terms. The forward-looking statements are based on current management expectations. Actual results may differ materially as a result of several factors, including, but not limited to the following: the ongoing volatility in the mortgage industry; our ability to successfully manage through the current market environment; our ability to meet liquidity needs from current cash flows or generate new sources of revenue; management’s ability to successfully manage and grow the Company’s mortgage and real estate fee-based business activities; the ability to make interest payments; increases in default rates or loss severities and mortgage related losses; the ability to satisfy conditions (payment and covenants) in the note payable with a major creditor; our ability to obtain additional financing and the terms of any financing that we do obtain; inability to effectively liquidate properties to mitigate losses; increase in loan repurchase requests and ability to adequately settle repurchase obligations; decreases in value of our residual interests that differ from our assumptions; the ability of our common stock to continue trading in an active market; the outcome of litigation or regulatory actions pending against us or other legal contingencies; our compliance with applicable local, state and federal laws and regulations and other general market and economic conditions.

For a discussion of these and other risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see Item 1A. “Risk Factors” and Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the period ended December 31, 2009. This document speaks only as of its date and we do not undertake, and specifically disclaim any obligation, to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

About Impac Mortgage Holdings, Inc.

The Company’s operations include the management of the long-term mortgage portfolio to mitigate losses and maximize cash flows and the mortgage and real estate related fee-based businesses, including loan modifications, real estate disposition, monitoring and surveillance services and real estate brokerage and lending services.

For additional information, questions or comments, please call Justin Moisio in Investor Relations at (949) 475-3988 or email jmoisio@impaccompanies.com.     Web site:  www.impaccompanies.com